Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Joseph D. Roberto
Chairman, President and Chief Executive Officer
(914) 248-7272

PCSB Financial Corporation Added To Russell® 2000 Index

Yorktown Heights, New York; July 7, 2017 – PCSB Financial Corporation (the "Company") (NASDAQ: PCSB), parent of PCSB Bank, today announced it was added to the Russell 3000® Index and Russell 2000® Index when FTSE Russell Investments reconstituted its comprehensive set of U.S. and global equity indices on June 26, 2017.

"We are pleased to be added to the Russell 2000, which reflects our continued positive momentum and efforts to increase shareholder value," said Joseph D. Roberto, Chairman, President and Chief Executive Officer of PCSB Financial Corporation. "We expect our inclusion will raise our profile and generate greater interest in our stock among institutional investors."

Russell indices are widely used by investment managers and institutional investors for both index funds and as benchmarks for passive and active investment strategies in the U.S. marketplace. Approximately 99% of U.S. equity assets are benchmarked by the Russell 3000, representing more than $8.5 trillion. The Company will hold its membership until FTSE Russell reconstitutes its indices in June 2018.

The annual reconstitution of the Russell 3000 captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization. The largest 1,000 companies in this ranking comprise the Russell 1000 and the next 2,000 companies become the Russell 2000.

The Russell 3000 also serves as the U.S. component to the Russell Global Index, which Russell launched in 2007.

About PCSB Financial Corporation and PCSB Bank

PCSB Financial Corporation is the holding company for PCSB Bank, a New York-chartered stock savings bank. PCSB Bank has served the banking needs of its customers in the Lower Hudson Valley of New York State since 1871. It operates from its executive offices/headquarters and 15 branch offices located in Dutchess, Putnam, Rockland and Westchester Counties in New York. At March 31, 2017, PCSB Bank had consolidated total assets of $1.4 billion, total deposits of $1.1 billion and total equity of $117.3 million.

About FTSE Russell

FTSE Russell is a global index leader that provides innovative benchmarking, analytics and data solutions for investors worldwide. FTSE Russell calculates thousands of indices that measure and benchmark markets and asset classes in more than 70 countries, covering 98% of the investable market globally.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $10 trillion in U.S. equity assets is currently benchmarked to FTSE Russell indices. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products and index-based derivatives.

A core set of universal principles guides FTSE Russell index design and management:  a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on applying the highest industry standards in index design and governance, and embraces the IOSCO principles. FTSE Russell is also focused on index innovation and client collaboration as it seeks to enhance the breadth, depth and reach of its offering.

Disclosures Concerning Forward Looking Statements

Certain statements contained in this press release are "forward-looking statements." Forward looking statements may be identified by reference to a future period or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue" or similar terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to the following:  the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company's control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the Company's business; changes in accounting principles, policies or guidelines may cause the Company's financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company's business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates Undue reliance should not be placed on any forward-looking statement, which speaks only as of the date made. The Company undertakes any obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

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